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EXHIBIT 21.1

NORDSTROM, INC. AND SUBSIDIARIES
SUBSIDIARIES OF THE REGISTRANT



Name of Subsidiary                          State of Incorporation
------------------                          ----------------------

Nordstrom Credit, Inc.                      Colorado

Nordstrom Federal Savings Bank              N/A

Nordstrom.com Holding, Inc.                 Delaware

Nordstrom.com, LLC                          Delaware